Asset Purchase Agreement



                             dated September 9, 1998



                                  By and Among



                             KEY ENERGY GROUP, INC.,


                      FLINT ENGINEERING & CONSTRUCTION CO.


                                       and


                             FLINT INDUSTRIES, INC.

                               TABLE OF CONTENTS

                                                              Page

ARTICLE I  AGREEMENT FOR SALE AND PURCHASE OF ASSETS
Section 1.01.  Purchase and Sale of Assets                       1
Section 1.02.  Identification of Assets                          1
Section 1.03.  Instruments of Conveyance and Transfer            3
Section 1.04.  Further Assurances                                3
Section 1.05.  Record Retention                                  3

ARTICLE II CONSIDERATION FOR SALE OF ASSETS
Section 2.01.  Consideration Paid                                4
Section 2.02.  Value Assigned to the Assets                      4
Section 2.03.  Non-Assumption of Liabilities                     4
Section 2.04.  Other Funds Received                              4
Section 2.05.  Assumption of Obligations;
               Excluded Liabilities; Excluded Assets             4
ARTICLE II  CLOSING
Section 3.01.  Closing                                           7
Section 3.02.  Closing Obligations                               7

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT
Section 4.01.  Organization and Qualification                    8
Section 4.02.  Authority, Approval and Enforceability            9
Section 4.03.  No Violation or Consent                           9
Section 4.04.  Material Contracts, Agreements, Plans
                    and Commitments                              9
Section 4.05.  Compliance with Law                               10
Section 4.06.  Litigation                                        10
Section 4.07.  Environmental Matters                             10
Section 4.08.  Taxes                                             11
Section 4.09.  Insurance                                         12
Section 4.10.  Labor and Employee Benefits                       12
Section 4.11.  Brokerage Agreements                              12
Section 4.12.  Title to Property                                 13
Section 4.13.  Absence of Certain Changes                        13
Section 4.14.  Permits                                           13
Section 4.15.  Employees                                         13
Section 4.16.  Customers                                         14
Section 4.17.  No Arrangements with Respect to Assets            14
Section 4.18.  Limitation of Representations and Warranties      14
Section 4.19.  Absence of Certain Businesses Practices           14
Section 4.20.  Solvency                                          15
Section 4.21.  Real Property                                     15
Section 4.22.  Intellectual Property                             16

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER
Section 5.01.  Formation and Existence                           16
Section 5.02.  Authorization of Agreement; No Violation;
                    No Consents                                  16
Section 5.03.  Litigation                                        17
Section 5.04.  Brokerage Agreements                              17

ARTICLE VI COVENANTS OF SELLER
Section 6.01.  Conduct of Seller Pending the Closing and
                           the Vacuum Truck Closing              17
Section 6.02.  Employees                                         19
Section 6.03.  Access                                            19
Section 6.04.  Consents                                          19
Section 6.05.  Additional Action to Assure Transfers             19

ARTICLE VII COVENANTS OF BUYER
Section 7.01.  Cooperation                                       20
Section 7.02.  Post-Closing Employment                           20
Section 7.03.  Performance of Obligations                        21
Section 7.04.  Consents.                                         21

ARTICLE VIII CONDITIONS TO BUYER'S OBLIGATIONS
Section 8.01.  Representations and Warranties                    21
Section 8.02.  Performance                                       21
Section 8.03.  Officer's Certificate                             21
Section 8.04.  Conveyance of Documents                           22
Section 8.05.  Litigation                                        22
Section 8.06.  Third-Party Consents                              22
Section 8.07.  Opinion of Counsel                                22
Section 8.08.  Environmental Matters                             22
Section 8.09.  Real Estate Matters                               23

ARTICLE IX CONDITIONS TO SELLER'S OBLIGATIONS
Section 9.01.  Representations and Warranties                    24
Section 9.02.  Performance                                       24
Section 9.03.  Payment of Purchase Price                         24
Section 9.04.  Officer's Certificate                             24
Section 9.05.  Opinion of Counsel                                24

ARTICLE X SURVIVAL OF REPRESENTATIONS; INDEMNIFICATIONS
Section 10.01.  Survival of Representations                      24
Section 10.02.  Agreement to Indemnify Buyer                     25
Section 10.03.  Agreement to Indemnify Seller                    25
Section 10.04.  Additional Agreements Concerning Indemnification 26
Section 10.05.  Minimum and Maximum Amounts                      26
Section 10.06.  Exclusive Remedy                                 26

ARTICLE XI ADDITIONAL AGREEMENTS OF THE PARTIES
Section 11.01.  Public Announcements                             27
Section 11.02.  Employees                                        27
Section 11.03.  Non-Solicitation                                 28
Section 11.04.  Covenant Not to Compete                          28

ARTICLE XII TERMINATION OF AGREEMENT
Section 12.01.  Termination                                      30
Section 12.02.  Effect of Termination                            30

ARTICLE XIIIMISCELLANEOUS
Section 13.01.  Interpretive Provisions                          31
Section 13.02.  Expenses                                         31
Section 13.03.  Reliance                                         31
Section 13.04.  Notices                                          31
Section 13.05.  Headings; References                             32
Section 13.06.  Entire Agreement                                 32
Section 13.07.  Waiver                                           32
Section 13.08.  Severability                                     32
Section 13.09.  Amendment                                        33
Section 13.10.  Further Actions                                  33
Section 13.11.  Assignment; Parties in Interest                  33
Section 13.12.  Governing Law                                    33
Section 13.13.  Specific Performance                             33
Section 13.14.  Counterparts                                     33

SCHEDULES

1.02(a)                         Rigs
1.02(b)                         Equipment & Rolling Stock
1.02(c)                         Real Property
1.02(d)                         Leased Vehicles
1.02(f)                         Contracts and Work Orders
1.02(g)                         Permits
1.02(i)                         Computers
1.02(k)                         Construction Equipment
1.02(l)                         Vacuum Trucks
3.02(a)(1)                      Form of Conveyance, Assignment and Bill of Sale
3.02(a)(2)                      Form of General Warranty Deed
3.02(b)(1)                      Form of Conveyance and Bill of Sale
4.03                            No Violation or Consent
4.04                            Contracts in Default
4.05                            Compliance with Law
4.06                            Litigation
4.07                            Environmental Matters
4.09                            Insurance
4.12                            Permitted Liens
4.13                            Absence of Certain Changes
4.15                            Employees
4.16                            Customers
8.07                            Opinion of Seller's Counsel
9.05                            Opinion of Buyer's Counsel
11.02                           Excluded Employees

                            ASSET PURCHASE AGREEMENT


THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into this 9th day of September, 1998 by and among Key Energy Group, Inc., a Maryland corporation ("Buyer"), Flint Engineering & Construction Co., an Oklahoma corporation ("Seller"), and Flint Industries, Inc., a Delaware corporation ("Parent").

                                    RECITALS

WHEREAS, Seller owns and operates 55 workover rigs, related well servicing equipment and rolling stock and five yards located in Chickasha, Oklahoma, Liberty, Texas, Sidney, Montana, Ulysses, Kansas and Roosevelt, Utah through which Seller conducts its well servicing business (the "WSB") and desires to sell to Buyer the assets and to transfer certain liabilities of the WSB, in each case upon the terms and subject to the conditions contained herein.

WHEREAS, Buyer desires to purchase the assets and to assume certain liabilities of the WSB upon such terms and conditions.

WHEREAS, Parent owns all of the issued and outstanding capital stock of Seller.

NOW, THEREFORE, in consideration of the premises and representations, warranties and agreements herein contained, the parties agree as follows:

                                    ARTICLE I

                    AGREEMENT FOR SALE AND PURCHASE OF ASSETS

Section 1.01. Purchase and Sale of Assets. Seller agrees to sell, transfer, convey and assign to Buyer, and Buyer agrees to purchase and acquire from Seller at the Closing or the Vacuum Truck Closing (as such terms are hereinafter defined in Article III hereof), as the case may be, all of Seller's right, title and interest in and to the assets, properties and rights of the WSB existing on the date hereof, including without limitation, those assets, properties and rights of the WSB set forth in Section 1.02 hereof, (such assets, properties and rights being collectively referred to herein as the "Assets"), but excluding those assets referred to in Section 2.05(b) hereof (the "Excluded Assets"), for and in consideration of the payment by Buyer to Seller of the amounts hereinafter specified.

Section 1.02. Identification of Assets. The Assets to be acquired by Buyer hereunder shall include the following:

(a) Rigs. The 55 workover rigs which are described on Schedule 1.02(a) (the "Rigs") and all spare parts related to the Rigs.


(b) Equipment and Rolling Stock. The utility/dog house trailers, mud pumps, frac tanks, power swivels, blowout preventers and other miscellaneous equipment and the vacuum trucks (other than those described on Schedule 1.02(l) which will be conveyed at the Vacuum Truck Closing), utility vehicles, crew cabs, pick-up trucks and winch trucks which are described on
     Schedule 1.02(b) (the "Equipment and Rolling Stock").

(c) Real Property. All of the right, title and interest of Seller in and to the real property and buildings located at Chickasha, Oklahoma, Liberty, Texas, Sidney, Montana, Ulysses, Kansas and Roosevelt, Utah which are described on
     Schedule 1.02(c), together with all fixtures, improvements, betterments, installments and additions constructed, erected or located on or attached to such property (the "Fixtures and Improvements") and all reversionary interests, privileges and appurtenances belonging, pertaining or relating to such property including but not limited to all easements, mineral rights, rights of way and utility facilities (collectively, the "Real Property").

(d) Leased Vehicles. All right, title and interest in and to the rolling stock leased by Seller prior to the Closing in connection with the operations of the WSB and which are listed on Schedule 1.02(d) (the "Leased Vehicles").

(e) Inventory. The fuel stock inventory of Seller owned by Seller in connection with the WSB located on the Real Property (the "Inventory").

(f) Contracts and Work Orders. The contracts and agreements (the "Contracts") of Seller that were entered into in connection with the operation of the WSB and which, with respect to any Contract for consideration in excess of $10,000 (the "Material Contracts"), are described on Schedule 1.02(f), together with any open work orders (the "Work Orders") of Seller that are entered into by Seller in connection with the WSB prior to the Closing, which provide for the delivery of services by the WSB following the Closing and which, with respect to any Work Order for consideration in excess of $10,000 (the "Material Work Orders") and any "rate sheets" pursuant to which such work orders are written, are described on Schedule 1.02(f).

(g) Permits. All certificates, authorizations and similar rights granted by any accrediting or governmental entity to Seller, or its predecessors in interest, and used or held by Seller for use solely in connection with the operation of the WSB (as distinct from general corporate and other similar authorizations not specific to the WSB, such as qualifications to transact business), including, without limitation, those listed on Schedule 1.02(g) (the "Permits") that may be transferred without the payment of other than a de minimis fee.

(h) Records. All books, files, documents, sales literature, customer lists and records, instructions, advertising and marketing and sales materials (other than central filing and legal records) used solely in the operation of the WSB (the "Records").

(i) Computers. All right, title and interest of Seller in computer hardware located on the Real Property which are described on Schedule 1.02(i).

(j) Other Intangibles. All of Seller's intangible assets (the "Intangibles"), including (i) all right, title and interest of Seller in, to and under all privileges, claims, causes of action and options relating or pertaining to the WSB or the foregoing Assets and (ii) the WSB's telephone numbers other than the telephone numbers related to the WSB's property at Farmington, New Mexico.

(k) Construction Equipment. The engineering and construction equipment located at Sydney, Montana which is described on Schedule 1.02(k) (the "Purchased Construction Equipment").

(l) Vacuum Trucks. The vacuum trucks which are described on Schedule 1.02(l) (the "Vacuum Trucks").

(m)  Goodwill. All of Seller's goodwill in the WSB.

Section 1.03. Instruments of Conveyance and Transfer. Seller agrees that it will execute, acknowledge and deliver to Buyer, or its designee or designees, at the Closing such good and sufficient instruments of sale, conveyance, transfer and assignment as shall be effective to vest in Buyer all right, title and interest of Seller in and to the Assets (other than the Vacuum Trucks, which will be conveyed at the Vacuum Truck Closing), in each case, free and clear of all claims, liens, security interests, mortgages, encumbrances and restrictions of any kind or nature. Seller will take such steps as may be necessary to put Buyer in actual possession and operating control of (i) the Assets as of the Closing and (ii) the Vacuum Trucks as of the Vacuum Truck Closing. Such instruments of sale, conveyance, transfer and assignment shall include, without limitation:
(a) general warranty deeds for the Real Property, (b) a bill of sale, (c) an assignment of the Contracts (together with any written consents required for such assignments) and (d) title transfers to vehicles and any other certificated personal property.

Section 1.04. Further Assurances. Seller agrees that from time to time after the Closing it will, at the request of Buyer and without further consideration, execute and deliver such supplemental and additional instruments of sale, conveyance, transfer and assignment and take such other action as may be reasonably necessary to effectively sell, convey, transfer and assign to Buyer, and to put it in the possession of, the Assets.

Section 1.05. Record Retention. For a period of three years after the Closing, Buyer and Seller each agree that prior to the destruction or disposition of any Records, Contracts or any commitments that relate directly to the WSB, each party shall provide not less than 30 nor more than 60 days prior written notice to the other of any such proposed destruction or disposal. If the recipient of such notice desires to obtain any of such documents, it may do so by notifying the other party in writing at any time prior to the scheduled date for such destruction or disposal. Such notice must specify the documents which the requesting party wishes to obtain. The parties shall then promptly arrange for the delivery of such documents. All out-of-pocket costs associated with the delivery of the requested documents shall be paid by the requesting party.

                                   ARTICLE II

                        CONSIDERATION FOR SALE OF ASSETS

Section 2.01. Consideration Paid. The purchase price (the "Purchase Price") for the Assets shall consist of cash in the amount of $12,350,000. In addition, Buyer shall pay $500,000 in cash (the "Non-Compete Payment") at the Closing in consideration of the non-compete agreement set forth in Section 11.04. Buyer shall pay Seller the Purchase Price and the Non-Compete Payment, by wire transfer of immediately available funds into an account or accounts designated by Seller or as otherwise agreed to by Buyer and Seller, as follows:

         (a)      $11,875,000 at the Closing;

         (b)      $950,000 at the Vacuum Truck Closing; and

         (c)      $25,000 as provided in Section 8.08(b).

Section 2.02. Value Assigned to the Assets. As soon as practicable after the Closing, the proportion of the consideration allocable to the Assets purchased pursuant to the terms of this Agreement shall be determined by Buyer and Seller, and Buyer and Seller agree that they will take no action inconsistent with such allocation subsequent to such date in the filing of any federal income tax returns, including for purposes of filing Form 8594.

Section 2.03. Non-Assumption of Liabilities. Buyer shall not be deemed in any manner to have assumed or agreed to perform or pay any debts, liabilities, obligations or contracts of Seller of any nature, whether or not known, presently existing, absolute, accrued, contingent or otherwise, except with respect to any obligations expressly assumed by Buyer as set forth in
Section 2.05(a) of this Agreement.

Section 2.04. Other Funds Received. If any party to this Agreement receives or otherwise acquires funds (including, but not limited to, rebates, warranty proceeds, incentives, accounts receivables, deposits and asset dispositions, in any form whatsoever), which are properly due and payable to any other party to this Agreement, the recipient of such funds shall immediately (and within three business days following the receipt thereof) forward such funds to the other party at the address provided in Section 13.04 hereof.

Section 2.05. Assumption of Obligations; Excluded Liabilities; Excluded Assets.

(a) As additional consideration to Seller in exchange for the performance by Seller of its obligations hereunder, at the Closing Date or, in the case of the Vacuum Trucks and the Vacuum Truck Transferred Employees (as defined in
     Section 11.02(a)), at the Vacuum Truck Closing Date (as defined in Section 3.01(b)), Buyer hereby assumes and agrees to pay, discharge and perform as and when due, each of the following obligations of Seller (the "Assumed Obligations"):

(1) all obligations and liabilities of Seller under the Contracts and Work Orders, to the extent that such obligations are attributable to the period of time following the Closing, except to the extent that such obligations arise solely from a breach or default by Seller under the Contracts or Work Orders prior to the Closing Date;

(2) all liabilities and obligations arising from activities of the WSB (other than those arising from the activities of the Vacuum Trucks) on and after the Closing Date, and all liabilities and obligations arising from activities of the Vacuum Trucks on and after the Vacuum Truck Closing Date; and

(3) accrued vacation liabilities attributable to the Transferred Employees and the Vacuum Truck Transferred Employees (each as defined in Section 11.02(a)) as set forth on Schedule 4.15.

(b) It is agreed that Buyer shall not assume or be liable for, directly or indirectly, any liabilities or obligations of Seller that are not specifically identified as Assumed Obligations in Section 2.05(a) hereof, including, without limitation, the following debts, liabilities and obligations of Seller in respect of the Assets or the WSB (collectively, the "Unassumed Obligations"), as to which Seller shall be liable:

(1)  any payable balances as of the Closing Date for intercompany advances;

(2) any accruals as of the Closing Date for professional fees (legal and accounting), broker's fees or commissions, printing costs, severance and relocation;

(3)  any insurance reserves accruing prior to the Closing Date;

(4) all liabilities and obligations attributable to the WSB, including accounts payable and accrued payrolls attributable to the WSB;

(5)  any  obligations  arising from Seller's  employment of (i) the  Transferred
     Employees prior to the Closing Date, and the Vacuum Truck Transferred Employees prior to the Vacuum Truck Closing Date, other than as specified in Section 2.05(a)(3) hereof and (ii) all other employees of Seller whether before or after the Closing Date;

(6) any failure to pay any taxes owed by Seller which are applicable to the period ending with the Closing Date, or, for taxes owed with respect to the operations of the Vacuum Trucks, if any, the Vacuum Truck Closing Date; and

(7) any other liabilities resulting from Seller's operation of the Assets (other than the Vacuum Trucks) or conduct of the WSB before the Closing Date or, with respect to the Vacuum Trucks, any other liabilities resulting from Seller's operation of the Vacuum Trucks before the Vacuum Truck Closing Date.

(c) Notwithstanding anything in this Agreement to the contrary, Seller shall not, and is not hereby agreeing to, sell, assign, convey, transfer or deliver to Buyer any of Seller's right, title and interest in, to or under any of the assets listed below (the "Excluded Assets"):

(1) cash or cash equivalents, whether on hand at the premises, in banks or in transit between accounts of Seller and whether or not relating to the WSB;

(2)  the bank accounts, deposit accounts or similar accounts of the WSB;

(3)  any and all policies of insurance or surety bonds of the WSB;

(4) any and all notes receivable of the WSB, except those notes receivable related to the Contracts or Work Orders;

(5) all receivables of Seller relating to the WSB outstanding as of the Closing Date;

(6) all interest of Seller in and to all advance payments, prepayments, prepaid expenses, deposits and the like, that are recorded on the books and records of Seller as of the Closing Date and which were incurred by Seller solely with respect to the operation of the WSB;

(7) any and all accruals as of the Closing Date for income taxes and deferred income taxes relating to the WSB;

(8) any choses in action, claims or causes of action or rights of Seller to recovery or offset of any kind or character relating to the operation of the WSB prior to the Closing Date, except as such may arise with respect to the Contracts and the Work Orders; and

(9) any of the assets of Seller relating to Seller's engineering and construction business other than the Purchased Construction Equipment, which assets are being conveyed to a third party in a separate transaction.

                                   ARTICLE III

                                     CLOSING

Section 3.01. Closing.

(a) Subject to the terms and conditions of this Agreement, the Closing with respect to all of the Assets except for the Vacuum Trucks (the "Closing") shall occur on September 15, 1998 (the "Closing Date") at 9:00 a.m.; provided, however, that if all of the conditions to Closing set forth in Articles VIII and IX have not been satisfied or waived by such date or any extended date for Closing, either party shall have the right to extend the date of Closing for successive periods of up to seven days each, or for such longer period as the parties may agree upon in writing, in either case until such conditions have been satisfied or waived or until this Agreement shall have been terminated pursuant to Section 12.01(a).

(b) The Closing with respect to the Vacuum Trucks (the "Vacuum Truck Closing") shall occur within three (3) business days after notice from Buyer (which notice shall be delivered in a timely manner) of the receipt by Buyer of permits authorizing the operation of the Vacuum Trucks in the State of Colorado and states contiguous thereto; provided, however, that the Vacuum Truck Closing is expressly conditioned upon (i) the occurrence of the Closing, (ii) Seller's compliance with the covenants set forth in Article VI hereof with respect to the Vacuum Trucks and (iii) satisfaction or waiver of the conditions to the Vacuum Truck Closing set forth in Articles VIII and IX hereof. The date on which the Vacuum Truck Closing occurs is referred to herein as the "Vacuum Truck Closing Date".

(c) The Closing and the Vacuum Truck Closing shall be held at the Tulsa office of Parent, or at such other location as may be mutually agreed upon by Seller and Buyer.

Section 3.02. Closing Obligations.

(a)  At the Closing, the following events shall occur:

(1) Seller and Buyer shall each execute, acknowledge and deliver to one another a Conveyance, Assignment and Bill of Sale in the form of
     Schedule 3.02(a)(1) whereby Seller shall convey the Assets (other than the Vacuum Trucks, which will be conveyed at the Vacuum Truck Closing) to Buyer;

(2)  Seller  shall  execute and deliver  general  warranty  deeds in the form of
     Schedule 3.02(a)(2) whereby Seller shall convey the Real Property to Buyer;
(3) Seller shall deliver to Buyer evidence of the amount owed to U.S. Fleet Leasing with respect to the Leased Vehicles, proof (in the form of a wire transfer confirmation) of the payment of such amount, and a payoff letter from U.S. Fleet Leasing confirming that upon payment of such amount it will endorse and convey certificates of title to the Leased Vehicles in the name of Buyer. Seller shall cause U.S. Fleet Leasing to deliver to Buyer certificates of title free of all Liens (as defined in Section 4.12) with respect to each of the Leased Vehicles within 10 business days of the Closing Date;

(4) Seller, Parent and Buyer shall exchange the certificates described in Sections 8.03 and 9.04;

(5) Seller, Parent and Buyer shall provide each other with a certified copy of the resolutions of their respective Boards of Directors (and, in the case of Seller, shareholder resolutions) authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby in a form reasonably acceptable to the other party;

(6) each of Seller, Parent and Buyer shall execute such other instruments and take such other action as may be necessary to carry out their respective obligations under this Agreement; and

(7) Seller and Buyer shall provide each other with the legal opinion of their respective counsel in the form attached hereto as Schedule 8.07 and
     Schedule 9.05, respectively.
(b)  At the Vacuum Truck Closing, the following events shall occur:

(1) Seller and Buyer shall each execute, acknowledge and deliver to one another a Conveyance and Bill of Sale in the form of Schedule 3.02(b)(1) whereby Seller shall convey the Vacuum Trucks to Buyer; and

(2) Seller, Parent and Buyer shall exchange the certificates described in Sections 8.03 and 9.04.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

Each of Parent and Seller jointly and severally hereby represents and warrants to Buyer as of the date hereof as follows:

Section 4.01. Organization and Qualification. Each of Parent and Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware and Oklahoma, respectively, and has the requisite corporate power to own, lease and operate its properties and, in the case of Seller, to carry on its business as now being conducted. Seller is qualified to do business and is in good standing in each jurisdiction in which the nature and conduct of its business requires it to be qualified to do business. Parent owns beneficially and of record all of the issued and outstanding shares of Seller's capital stock.

Section 4.02. Authority, Approval and Enforceability. Each of Parent and Seller has all requisite corporate power and authority to execute and deliver this Agreement and all other instruments, agreements and other documents to be executed and delivered by Parent or Seller in connection herewith (the "Collateral Documents") and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Collateral Documents by Seller and Parent and the performance of the transactions contemplated hereby and thereby have been duly and validly authorized by all corporate action on the part of Seller and Parent. This Agreement constitutes the legal, valid and binding obligation of Seller and Parent, enforceable against Seller and Parent in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally and general principles of equity, whether in a proceeding in equity or at law.

Section 4.03. No Violation or Consent. Except as set forth in Schedule 4.03, neither the execution and delivery of this Agreement, nor the effectuation by Seller or Parent of the transactions contemplated hereby (a) will violate any applicable statute or law, or any rule, regulation, order, writ, injunction or decree of any court or governmental authority, or (b) will violate or conflict with or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Assets under, any term or provision of (i) the Certificate of Incorporation or Bylaws of Seller or Parent or (ii) any lease, contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Seller or Parent is a party or by which Seller, Parent or any of the Assets may be bound or affected. No filing with, or consent, approval, authorization or action by, any governmental authority is required in connection with the execution and delivery by Seller or Parent of this Agreement or the effectuation by Seller of the transactions contemplated hereby or thereby other than (A) those which if not made, obtained or taken would have no material adverse effect on the WSB or the Assets and (B) those that have been made, obtained or taken.

Section 4.04. Material Contracts, Agreements, Plans and Commitments. Schedules 1.02(d) and 1.02(f) set forth a complete list of all Material Contracts and agreements and all open Material Work Orders to which Seller is a party or by which any of the Assets are bound that are in existence as of the date hereof and have been entered into by Seller in connection with the WSB. True and complete copies of the Material Contracts and Material Work Orders have been furnished by Seller to Buyer prior to the date hereof. Except as set forth on Schedule 4.04, Seller is not in default, nor but for the requirement that notice be given or that a period of time elapse or both, would be in default, under any of the Contracts or Work Orders, nor to the knowledge of Seller or Parent, is any other party to such Contracts or Work Orders in default thereunder.

Section 4.05. Compliance with Law. Except as set forth in Schedule 4.05, Seller is in compliance with all legal requirements applicable to the ownership, use or operation of the Assets or the conduct of the WSB, including, without limitation, the Occupational Health and Safety Act and the Americans with Disabilities Act, other than environmental legal requirements (the compliance with which is governed by Section 4.07).

Section 4.06. Litigation. Except as described in Schedule 4.06, there are no civil, criminal, administrative, arbitration, or other proceedings or governmental investigations pending or, to the knowledge of Seller or Parent, threatened, against Seller or its Affiliates that could materially adversely affect (a) any of the transactions contemplated by this Agreement or (b) the ownership, use, operation or value of the Assets or (c) the conduct of the WSB.

Section 4.07. Environmental Matters. Except as set forth in Schedule 4.07:

(a) The land and premises comprising the Real Property and all operations conducted thereon by Seller are in compliance in all material respects with all applicable Environmental Legal Requirements (defined below) and there are no Hazardous Materials (defined below) present on the Real Property, except for those Hazardous Materials that are used in the ordinary course of operating the Assets and the WSB or that do not require remedial action under applicable Environmental Legal Requirements. The term "Hazardous Materials" means any substance that is defined as hazardous or toxic under Environmental Legal Requirements or that is known, as of the date of this Agreement, to pose a threat or endangerment to human health, safety or the environment (including, without limitation, any asbestos, formaldehyde, radioactive substance, hydrocarbons, polychlorinated biphenyls, industrial solvents, flammables, explosives and any other hazardous substance, solid waste or toxic material). The term "Environmental Legal Requirements" means any and all laws, statutes, ordinances, rules, regulations, orders or legally enforceable requirements of any governmental authority pertaining to health or the environment in effect as of the date of this Agreement, including the Clean Air Act, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), the Federal Water Pollution Control Act, the Occupational Safety and Health Act of 1970, the Resource Conservation and Recovery Act of 1976 ("RCRA"), the Toxic Substances Control Act, the Hazardous Materials Transportation Act, and the Oil Pollution Act of 1990, all as amended through the date of this Agreement, and any state or local laws implementing the foregoing federal laws.

(b) No Hazardous Materials have been disposed or otherwise released onto or under the Real Property by Seller or in connection with the ownership, use or operation of the Assets of the conduct of the WSB by Seller at any on-site or off-site location in quantities, concentrations or locations that require remedial action under any such Environmental Legal Requirements.

(c) All permits, licenses or similar authorizations, if any, required to be obtained or filed by Seller under any Environmental Legal Requirements in connection with the Real Property, the operation of the Assets or the conduct of the WSB have been duly obtained, applied for or filed, and Seller is in compliance in all material respects with the terms and conditions of such permits, licenses and similar authorizations.

(d) Neither Seller nor Parent has received any notice or other communication of any claims, notices, actions, suits, citations, summons, investigations or other demands or proceedings ("Claims") regarding the environmental condition of the Real Property or the Assets, and there exists no writ, injunction, decree, order or judgment outstanding, nor any pending or threatened claim, relating to any alleged or suspected violation of Environmental Legal Requirements arising out of the ownership, use or operation of the Assets, whether or not corrected to the satisfaction of the appropriate governmental entity.

(e) To the knowledge of Seller or Parent, there has been no exposure of any person or property to Hazardous Materials on the Real Property or in connection with the Assets or the WSB that could reasonably be expected to result in a Claim for damages or compensation.

(f) There are no underground storage tanks (as defined under Environmental Legal Requirements) located under any of the Real Property except for underground storage tanks that are in compliance with Environmental Legal Requirements and except for such underground storage tanks the presence of which would not have a material adverse effect on the WSB. Each underground storage tank previously located under the Real Property was removed in accordance with Environmental Legal Requirements in effect at the time of such removal.

(g) There are no environmental conditions or circumstances, including the presence or release of any Hazardous Materials, on any property presently or previously owned, used or leased by Seller, which would result in a material adverse change in the Assets or the WSB or a Claim against Buyer following the Closing.

Section 4.08. Taxes. With respect solely to the operation of the WSB: (a) all contributions due from Seller pursuant to any unemployment insurance or workers compensation laws and all sales or use taxes which are due or payable by Seller have been paid in full and will be so paid through the Closing Date; (b) Seller has withheld and paid to, or will cause to be paid to, the appropriate taxing authorities all amounts required to be withheld from the wages of the employees of the WSB under state law and the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code") (and Seller will continue to do so with respect to all wages paid by them prior to the Closing); and (c) Seller has timely paid, or will pay prior to the due date therefor, all taxes which, if not paid, could result in the imposition of a lien or encumbrance on the Assets (except for liens for taxes not yet due) or otherwise interfere with Buyer's ability to own and operate the Assets after the Closing. All taxes assessed against the Real Property for the period commencing January 1, 1998 will be prorated through the Closing Date (based on 1997 assessed values) with Seller paying to Buyer at Closing an amount equal to the portion of such taxes applicable to the period between January 1, 1998 and the Closing Date.

Section 4.09. Insurance. Schedule 4.09 sets forth a list of all insurance policies, by which the Assets or the WSB, and any operations relating thereto, are covered against present losses or claims and which insurance provides coverage consistent with the past conduct of the WSB.

Section 4.10. Labor and Employee Benefits.

(a) Seller has not at any time had or been threatened with any work stoppages or other material labor disputes.

(b) As to any "employee benefit plan," as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") sponsored or maintained by Seller within six years prior to the Closing Date ("Plan"), including without limitation (i) a multiemployer plan within the meaning of Section 3(37) of ERISA and (ii) a Plan subject to Title IV of ERISA, there has been no event or condition which presents the material risk of Plan termination, no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or
     Section 412 of the Code has been incurred, no reportable event within the meaning of Section 4043 of ERISA (for which the disclosure requirements of Regulation ss2615.3 promulgated by the Pension Benefit Guaranty Corporation ("PBGC") have not been waived) has occurred, no notice of intent to terminate the Plan has been given under Section 4041 of ERISA, no proceeding has been instituted under Section 4042 of ERISA to terminate the Plan, no liability to the PBGC has been incurred, and the assets of the Plan equal or exceed the actuarial present value of the benefit liabilities, within the meaning of Section 4041 of ERISA, under the Plan, based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC. For purposes of this Section 4.10, the term "Seller" shall collectively refer to Seller and each other entity which is treated as a single employer with Seller under Section 414 of the Code. No employee benefit plan, program or arrangement of whatever nature, whether or not subject to any provisions of ERISA, bonus or other employee pay practice or leave policy maintained by Seller (a "Plan"), will by its terms or applicable law, become binding upon or an obligation, liability or responsibility of Buyer, financial or otherwise. Seller warrants that no Plan provides for payments of retiree benefits in any manner such that Buyer would become liable to make such payments. There have been no failures to offer or provide health care continuation coverage ("COBRA Coverage") under any employee welfare benefit plan sponsored or maintained by Seller which is required under Sections 601 through 608 of ERISA or applicable state law.

(c) Seller does not maintain or contribute to any multiemployer plan within the meaning of Section 3(37) of ERISA.

Section 4.11. Brokerage Agreements. Seller has not entered (directly or indirectly) into any agreement with any Person that provides for the payment of any commission, brokerage or "finder's fee" arising out of the transaction contemplated by this Agreement for which Buyer might have any liability or obligation.

Section 4.12. Title to Property. Seller has good and marketable title to the personal and tangible property included in the Assets being acquired by Buyer under this Agreement, including, without limitation, the assets described in Sections 1.02(a), 1.02(b), 1.02(e), 1.02(i), 1.02(k) and 1.02(l), free and clear of all mortgages, pledges, liens, security interests, encumbrances or claims of any kind or nature (collectively, "Liens"), except (i) Liens for current taxes and assessments not yet due and payable, (ii) Liens in existence that do not materially detract from the value thereof or interfere with the present use of the property subject thereto and (iii) Liens set forth on Schedule 4.12 (collectively, "Permitted Liens").

Section 4.13. Absence of Certain Changes. Except as disclosed in Schedule 4.13 and except for changes, events or occurrences permitted by Section 6.01, since May 31, 1998, there has not been:

(a)  any material adverse change in the WSB, taken as a whole;

(b) any damage, destruction or loss, whether covered by insurance or not, to the Assets that could have a material adverse effect on the WSB, taken as a whole;

(c) any waiver by Seller of any rights under the Contracts or Leases that, singularly or in the aggregate, are material to the WSB, taken as a whole; or

(d) any intention, contract, agreement or commitment on the part of Seller or any of its Affiliates to do any of the foregoing.

Section 4.14. Permits. To Seller's and Parent's knowledge, there are no other permits not listed on Schedule 1.02(g) that are material to the operation and use of the Assets or the conduct of the WSB as currently conducted. Each of the Permits and Seller's rights with respect thereto is valid and subsisting, in full force and effect, and enforceable by Seller and Seller is in compliance in all material respects with the terms of each of the Permits. To Seller's and Parent's knowledge, no proceeding is pending or threatened which seeks to repeal or limit any of the Permits, and to Seller's and Parent's knowledge, no suspension or cancellation of any Permit is threatened.

Section 4.15. Employees. Set forth in Schedule 4.15 is an accurate list of the employees of the WSB, which list shall include their duties and/or job titles, current salaries and other compensation, date of employment, date of last salary increase, the number of accrued but unused vacation days to which such employees will be entitled as of the Closing Date and an indication by the name of any employee employed in connection with the operation of the Vacuum Trucks (such employees being referred to herein as the "Vacuum Truck Employees"). Except as set forth on Schedule 4.15, no employee of Seller has an employment agreement or understanding with Seller which is not terminable on notice by Seller without cost or other liability to Seller.

Section 4.16. Customers. Set forth in Schedule 4.16 is an accurate list of all customers of the WSB that constituted 5% or more of the revenues of the WSB for the fiscal year ended May 31, 1998, including the amount of billings made by the WSB to such customers during such periods. Seller has not received written notice that any customer of the WSB intends to cease doing business with Buyer (or its successors) as a result of the consummation of the transactions contemplated hereby.

Section 4.17. No Arrangements with Respect to Assets. There are no existing agreements, options, commitments or rights that have been provided to any person or entity to acquire any of the Assets to be acquired by Buyer, except for those contracts entered into in the normal course of business consistent with past practices with respect to the sale of inventory of the business.

Section 4.18. Limitation of Representations and Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE SCHEDULES AND EXHIBITS HERETO AND ALL OTHER DOCUMENTS EXECUTED BY PARENT OR SELLER IN CONNECTION HEREWITH, SELLER MAKES NO REPRESENTATION OR WARRANTY, AND HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WHICH RELATES TO THE RIGS, THE EQUIPMENT AND
ROLLING  STOCK,   THE  VACUUM   TRUCKS,   THE  INVENTORY  OR  THE  FIXTURES  AND
IMPROVEMENTS, INCLUDING ANY WARRANTY OF MERCHANTABILITY, VALUE, REPAIR, SUITABILITY OR FITNESS FOR A PARTICULAR USE, OR QUALITY, OR AS TO THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT THE RIGS, THE EQUIPMENT AND ROLLING STOCK, THE VACUUM TRUCKS, THE INVENTORY AND THE FIXTURES AND IMPROVEMENTS ARE BEING TRANSFERRED HEREUNDER "AS IS AND WHERE IS" WITH ALL FAULTS AND IN THEIR PRESENT STATE AND CONDITION. BUYER ACKNOWLEDGES THAT IT HAS EXAMINED AND MADE ITS OWN INDEPENDENT INVESTIGATION AS IT RELATES TO THE RIGS, THE EQUIPMENT AND ROLLING STOCK, THE VACUUM TRUCKS, THE INVENTORY AND THE FIXTURES AND IMPROVEMENTS AND, AS IT RELATES TO SUCH ASSETS, HAS NOT RELIED ON ANY STATEMENTS OF ANY SELLER, OFFICER OR REPRESENTATIVE AS TO VALUES, OR CONDITION OR APPRAISALS OF, OR REPRESENTATIONS OR WARRANTIES (OTHER THAN AS SET FORTH IN THIS AGREEMENT, THE SCHEDULES AND EXHIBITS HERETO AND ALL OTHER DOCUMENTS EXECUTED BY PARENT OR SELLER IN CONNECTION HEREWITH). NOTHING IN THIS
SECTION 4.18 SHALL BE CONSTRUED TO IN ANY WAY DETRACT FROM THE REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT IN SECTION 4.12, 4.13 OR 4.17.

Section 4.19. Absence of Certain Businesses Practices. Neither Seller, nor any officer, employee or agent of Seller, or any other person acting on behalf of Seller, has, within the past five years, given or agreed to give any gift or similar benefit (the fair market value of which exceeded $10,000) to any customer, supplier, government employee or other person, for purposes of influencing such person's judgment or decision, who is in a position to help or hinder the profitable conduct of the WSB or the profitable use of the Assets (or to assist Seller in connection with any actual or proposed transaction) which if not given in the past, would have had a material adverse effect on the profitable conduct of the WSB or the profitable use of the Assets, or if not continued in the future, would have a material adverse effect on the profitable conduct of the WSB or the profitable use of the Assets.

Section 4.20. Solvency. Seller is not presently insolvent, nor will Seller be rendered insolvent by the occurrence of the transactions contemplated by this Agreement. The term "insolvent," with respect to Seller, means that the sum of the present fair and saleable value of Seller's assets does not and will not exceed its debts and other probable liabilities, and the term "debts" includes any legal liability whether matured or unmatured, liquidated or unliquidated, absolute fixed or contingent, disputed or undisputed or secured or unsecured.

Section 4.21. Real Property.

(a) All of the real property owned by Seller in connection with the WSB is described on Schedule 1.02(c). Seller has and will convey to Buyer good and indefeasible title to the Real Property free and clear of any and all Liens.

(b) The Real Property does not violate any material provisions of any applicable building code, fire, health or safety regulations, or other governmental ordinances, orders or regulations. No condition exists with respect to the Real Property which would prevent, or require repair or modification thereof as a prerequisite to Buyer using the Real Property in the conduct of the WSB.

(c) The zoning classification of the Real Property is such that the Real Property may be used as currently used in the WSB.

(d) There are no parties in possession of any portion of the Real Property as lessees, tenants, at sufferance or trespassers.

(e) There is no pending or threatened condemnation or similar proceeding or assessment affecting the Real Property, or any part thereof, nor is any such proceeding or assessment contemplated by any governmental body or entity.

(f) Seller has complied in all material respects with all applicable laws, ordinances, regulations, statutes, rules and restrictions relating to the Real Property, or any part thereof.

(g) There are water, sewer, and electricity lines to the Real Property presently sufficient for the conduct of the WSB in the ordinary course of business.

(h) The Real Property has full and free access to and from public highways, streets or roads and, to the best of Seller's knowledge, there is no pending or threatened proceeding by any governmental entity which would impair or result in the termination of such access.

Section 4.22. Intellectual Property. No intellectual property is necessary to the conduct of the WSB as presently conducted. Neither Seller nor Parent has received notice of any claim for infringement or interference or other conflict by Seller with the asserted rights of others with respect with any intellectual property.

                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof as follows:

Section 5.01. Formation and Existence. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted.

Section 5.02. Authorization of Agreement; No Violation; No Consents.

(a) Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution and delivery of this Agreement by Buyer and the performance of the transactions contemplated hereby by Buyer have been duly and validly authorized by all corporate action on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and general principles of equity, whether in a proceeding in equity or at law.

(b) Neither the execution and delivery of this Agreement nor the effectuation by Buyer of the transactions contemplated hereby (a) will violate any statute or law, or any rule, regulation, order, writ, injunction or decree of any court or governmental authority, or (b) will violate or conflict with or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, any term or provision of (i) the Amended and Restated Articles of Incorporation, Bylaws or other constituent documents of Buyer or (ii) any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Buyer is a party or by which Buyer or any of its assets or properties may be bound or affected. No filing with, or consent, approval, authorization or action by, any governmental authority is required in connection with the execution and delivery by Buyer of this Agreement or the effectuation by Buyer of the transactions contemplated hereby or thereby other than (A) those which if not made, obtained or taken would have no material adverse effect and (B) those that have been made, obtained or taken.

Section 5.03. Litigation. There are no civil, criminal, administrative, arbitration or other proceedings or governmental investigations pending, or, to the knowledge of Buyer, threatened against Buyer that could jeopardize or adversely affect any of the transactions contemplated by this Agreement.

Section 5.04. Brokerage Agreements. Buyer has not entered (directly or indirectly) into any agreement with any person that provides for the payment of any commission, brokerage or "finder's fee" arising out of the transactions contemplated by this Agreement for which Seller might have any liability or obligation.

                                   ARTICLE VI

                               COVENANTS OF SELLER

Section 6.01. Conduct of Seller Pending the Closing and the Vacuum Truck Closing. Except as otherwise required by, or agreed in, this Agreement, from and after the execution of this Agreement and until the Closing, or, in the case of the Vacuum Trucks, until the Vacuum Truck Closing, Seller agrees to:

(a) maintain all Assets in such manner that at the Closing, or, in the case of the Vacuum Trucks, at the Vacuum Truck Closing, they will be in substantially the same condition and repair as on the date of the execution of the Agreement, subject only to ordinary wear and tear;

(b) except in the ordinary course of business, not (i) enter into any (A) Contracts, Work Orders or other agreements relating to the WSB or (B) other agreements relating to the WSB for consideration in excess of $25,000, or
     (ii) make any sales, assignments, trades or transfers of or encumber all or any part of the Assets;

(c) use reasonable efforts to continue to employ the present employees engaged in the operation of the WSB and preserve the present business organization and customer relations of the WSB; provided, however, that Seller (i) may hire or fire employees in the ordinary course of business, consistent with past practices, (ii) may terminate any contract which is not included in the Assets and (iii) shall not be required to make any expenditures out of the ordinary course of business in order to comply with the covenants set forth in this Section 6.01(c); provided, further, that this paragraph shall not apply to the WSB employees not being retained by Buyer as contemplated by this Agreement;

(d) in a timely manner make all payments due under and otherwise perform in all material respects all its other obligations under the Contracts, the Work Orders and other agreements relating to the WSB in accordance with their respective terms and not cancel, amend, modify, abandon, extend or renew any of the same, or permit any of the same to lapse (except in accordance with their terms);

(e)  maintain  in full  force  and  effect  all of the  insurance  set  forth on
     Schedule 4.09;

(f) comply in all material respects with and fulfill its obligations and responsibilities under all legal requirements applicable to the Assets or their ownership, use or operation, including, but not limited to, preparation and submittal of any and all reports required by any governmental entities in connection therewith;

(g) promptly notify Buyer of any actions, claims or proceedings commenced or, to the knowledge of Seller, threatened against Seller or Parent that affects the WSB or any of the Assets after the date of this Agreement;

(h) operate its business only in the usual, regular, and ordinary manner so as to maintain the goodwill it now enjoys and, to the extent consistent with such operation, preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationship with customer, suppliers, jobbers, distributors and others having business dealing with it;

(i) maintain its books of account and records in the usual, regular, and ordinary manner, in accordance with its customary accounting principles applied on a consistent basis; (j) not amend its charter documents, or merge or consolidate with or into any person, change in any manner the rights of its capital stock or the character of its business;

(k) not issue or sell, or issue options or rights to subscribe to, or enter into any contract or commitment to issue or sell (upon conversion or otherwise), any shares of its capital stock, or subdivide or in any way reclassify any shares of its capital stock, or acquire, or agree to acquire, any shares of its capital stock;

(l) not declare any dividend on shares of its capital stock or make any other non-cash distribution of assets to the holders thereof;

(m) promptly notify Buyer in writing of any event or condition which could reasonably be expected to have a material adverse effect on the Assets or the WSB (a "Material Adverse Event"); and

(n) not directly or indirectly (i) solicit, initiate or encourage any inquiry or Acquisition Proposal (defined below) from any person or (ii) participate in any discussions or negotiations regarding, or furnish to any person other than Buyer or its representatives any information with respect to, or otherwise facilitate or encourage any Acquisition Proposal by any other person. As used herein "Acquired Proposal" means any proposal for a merger, consolidation or other business combination involving Seller or for the acquisition or purchase of any equity interest in, or a material portion of the assets of, Seller, other than the transactions with Buyer contemplated by this Agreement. Seller shall promptly communicate to Buyer the terms of any such written Acquisition Proposals which they may receive or any written inquiries made to them or any of their respective directors, officers, representatives or agents.

Section 6.02. Employees. As soon as reasonably administratively practicable after the Closing, Seller agrees to pay or otherwise provide for payment of all amounts due and payable to the Transferred Employees (as defined in Section 11.02(a)) as of such date and through the Closing, including salaries, wages, commissions and bonuses due and arising out of their employment with Seller, except with respect to any obligations expressly assumed by Buyer as set forth in Section 2.05(a)(3) hereof. As soon as reasonably administratively practicable after the Vacuum Truck Closing, Seller agrees to pay or otherwise provide for payment of all amounts due and payable to the Vacuum Truck Transferred Employees (as defined in Section 11.02(a)) as of such date and through the Closing, including salaries, wages, commissions and bonuses due and arising out of their employment with Seller, except with respect to any obligations expressly assumed by Buyer as set forth in Section 2.05(a)(3) hereof.

Section 6.03. Access. Seller will give to Buyer and its representatives and agents, after reasonable advance notice to Seller, and as often as Buyer may reasonably request, full and complete access to the Assets and the WSB, including, without limitation, such of Seller's assets, books, agreements, papers and records, employees and financial statements pertaining to the Assets or the WSB, and Seller will cause its officers, employees, agents, advisors and other representatives to cooperate fully with Buyer's officers, employees and other representatives in the course of such obligation.

Section 6.04. Consents. Seller will use all commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions to Closing set forth in
Article VIII hereof, including obtaining, prior to the Closing, all consents necessary to the effectuation of the transactions contemplated hereby. All such consents will be in writing and executed counterparts thereof will be delivered to Buyer promptly after receipt by Seller thereof, but in no event later than immediately prior to the Closing.

Section 6.05. Additional Action to Assure Transfers. Nothing in this Agreement shall be construed to assign any Contract that is by its terms or by law nonassignable without the consent of the other party or parties thereto, unless such consent shall have been given, or as to which all the remedies for the enforcement thereof enjoyed by Seller would not, as a matter of law pass to Buyer as an incident of the assignments provided for by this Agreement. In order, however, to provide Buyer the full realization and value of the Contracts, Seller, at and after the Closing, will, at the request and under the direction of Buyer and in the name of Seller or otherwise as Buyer shall specify, take or cause to be taken all such action and do or cause to be done all such things as shall be necessary or proper to (a) assure that the rights of Seller under the Contracts shall be preserved for the benefit of Buyer, and (b) facilitate receipt by Buyer of the consideration to which Seller would otherwise be entitled in and under the Contracts which consideration shall be held for the benefit of, and shall be delivered to, Buyer. In order to accomplish the foregoing, Seller may designate Buyer as subcontractor (under mutually agreeable terms and conditions) to perform obligations of Seller under the Contracts if so requested by Buyer.

                                   ARTICLE VII

                               COVENANTS OF BUYER

Section 7.01. Cooperation. Buyer acknowledges that Seller may have continuing obligations on certain matters relating to the WSB after the Closing. Accordingly, Buyer agrees to grant to Seller and its representatives access during normal business hours to such books and records as may be necessary for the defense and/or disposition of such other matters that Seller may be obligated to perform relating to the WSB, and to furnish such additional information as Seller or its representatives may reasonably request.

Section 7.02. Post-Closing Employment. After the Closing Date, Buyer agrees to provide employee benefits to the Transferred Employees through one of its wholly owned subsidiaries that are, in all material respects, no less favorable to such transferred employees than the employee benefits provided to similarly situated employees of Buyer located in the same geographic region under employee benefit plans sponsored by Buyer; provided that such Transferred Employees will be subject to the terms and conditions of the applicable employee benefit plan, subject, in all cases, to the provisions of this Section 7.02. After the Vacuum Truck Closing Date, Buyer agrees to provide employee benefits to the Vacuum Truck Transferred Employees that are, in all material respects, no less favorable to such transferred employees than the employee benefits provided to similarly situated employees of Buyer located in the same geographic region under employee benefit plans sponsored by Buyer; provided that such Vacuum Truck Transferred Employees will be subject to the terms and conditions of the applicable employee benefit plan, subject, in all cases, to the provisions of this Section 7.02. Further, Buyer shall (i) provide the Transferred Employees and the Vacuum Truck Transferred Employees and their eligible dependents as of the Closing Date or the Vacuum Truck Closing Date, as the case may be, with coverage in a group medical and dental plan maintained by Buyer, (ii) waive any preexisting condition limitations applicable to the Transferred Employees or the Vacuum Truck Transferred Employees under Buyer's group medical plan to the extent that a Transferred Employee's or a Vacuum Truck Transferred Employee's condition would not have operated as a preexisting condition limitation under Seller's group medical plan, (iii) cause any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) which is intended to be qualified under Section 401 of the Code to be amended to provide that the Transferred Employees and the Vacuum Truck Transferred Employees shall receive credit for participation and vesting purposes under such plan for their period of continuous employment with Seller and its predecessors to the extent such predecessor employment was recognized by Seller, and (iv) credit the Transferred Employees and the Vacuum Truck Transferred Employees under each other employee benefit plan or policy of Buyer for their period of continuous employment with Seller or its predecessors to the extent such predecessor employment was recognized by Seller.

Section 7.03. Performance of Obligations. Buyer agrees to perform all obligations under the Contracts and Work Orders for all periods following the Closing Date as such obligations become due, except to the extent that such obligations arise solely from a breach or default by Seller under the Contracts or Work Orders prior to the Closing Date.

Section 7.04. Consents. Buyer will use all commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions to Closing set forth in
Article IX hereof, including obtaining, prior to the Closing, all consents necessary to the effectuation of the transactions contemplated hereby. All such consents will be in writing and executed counterparts thereof will be delivered to Seller promptly after receipt by Buyer thereof, but in no event later than immediately prior to the Closing.

                                  ARTICLE VIII

                        CONDITIONS TO BUYER'S OBLIGATIONS

Except as may be waived by Buyer, the obligations of Buyer are subject to the fulfillment, prior to or at the Closing, or, where specifically identified, the Vacuum Truck Closing, of each of the following conditions:

Section 8.01. Representations and Warranties. The representations and warranties made by Seller and Parent in this Agreement shall have been true, correct and accurate, in all material respects, when made and shall be true, correct and accurate, in all material respects, at and as of the Closing, with the same force and effect as if such representations and warranties were made at and as of the Closing, and the representations and warranties made by Seller and Parent in Sections 4.01, 4.02, 4.03, 4.05, 4.10, 4.12, 4.17, 4.18 and 4.19 of this
Agreement, insofar as, and only to the extent that, they relate to the ownership or operation of the Vacuum Trucks, shall be true, correct and accurate, in all material respects, at and as of the Vacuum Truck Closing, with the same force and effect as if such representations and warranties were made at and as of the Vacuum Truck Closing.

Section 8.02. Performance. Seller and Parent shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with prior to or at the Closing, and Seller and Parent shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with prior to or at the Vacuum Truck Closing.

Section 8.03. Officer's Certificate. Seller and Parent shall deliver to Buyer at the Closing certificates, attesting to the truth, accuracy and correctness of such representations and warranties and to Seller's and Parent's compliance and conformity with such covenants and conditions in a form reasonably satisfactory to Buyer, and Seller and Parent shall deliver to Buyer at the Vacuum Truck Closing certificates, attesting to the truth, accuracy and correctness of the representations and warranties contained in Sections 4.01, 4.02, 4.03, 4.05, 4.10, 4.12, 4.17, 4.18 and 4.19 of this Agreement to the extent they relate to the ownership or operation of the Vacuum Trucks and to Seller's and Parent's compliance and conformity with such covenants and conditions in a form reasonably satisfactory to Buyer.

Section 8.04. Conveyance of Documents. At the Closing, Seller shall have executed and delivered to Buyer the necessary instruments and documents to vest in Buyer all right, title and interest to the Assets (other than the Vacuum Trucks), including those documents described in Section 3.02(a) hereof. At the Vacuum Truck Closing, Seller shall have executed and delivered to Buyer the necessary instruments and documents to vest in Buyer all right, title and interest to the Vacuum Trucks, including those documents described in Section 3.02(b) hereof.

Section 8.05. Litigation.

(a) With respect to the Closing or the Vacuum Truck Closing, as the case may be, there shall be no litigation, inquiry or proceeding pending or imminent in or by any court, tribunal or any governmental agency or authority including, without limitation, the entry of a preliminary or permanent injunction that (i) prevents or delays the performance by Seller or Buyer of its obligations hereunder, or (ii) would impose any material limitation on the ability of Seller effectively to convey full rights of ownership to
     (A) the Assets (other than the Vacuum Trucks) to Buyer as of the Closing or
     (B) the Vacuum Trucks to Buyer as of the Vacuum Truck Closing Date.

(b) With respect to the Closing and the Vacuum Truck Closing, no action, suit or proceeding before any court, tribunal or any governmental agency or authority shall be pending against Seller or Buyer challenging the validity or legality of the transactions contemplated by this Agreement.

Section 8.06. Third-Party Consents. All consents required to be obtained in connection with the assignment by Seller to Buyer of the Assets (other than the Vacuum Trucks) at the Closing, or the Vacuum Trucks at the Vacuum Truck Closing, shall have been received and delivered to Buyer.

Section 8.07. Opinion of Counsel. Buyer shall have received an opinion, dated the Closing Date, from Doerner, Saunders, Daniel & Anderson, L.L.P., counsel to Seller and Parent, in the form attached hereto as Schedule 8.07.

Section 8.08. Environmental Matters.

(a) Seller will have caused to be conducted a Phase I Environmental Site Assessment (a "Phase I") (including any updates as are, in the judgment of Buyer, necessary; provided that such updates shall be at Buyer's sole expense), and if deemed necessary by Buyer, at Buyer's sole expense, a Phase II Environmental Site Assessment (a "Phase II"), on all of the Real Property, both of which shall be conducted in conformance with the scope and limitations of ASTM Standard Practice E1527 (except for the survey requirements included therein) by an environmental surveyor approved by Buyer. Buyer will be satisfied, in its reasonable judgment, that either (x) the results of such Phase I's and, if necessary, such Phase II's have revealed no environmental condition except for Permitted Conditions (as defined below) that would result in any liability or obligation on the part of Buyer or would, except for any Permitted Conditions, adversely affect or reduce the value of the Real Property, or (y) any such conditions have been cured or appropriate agreements shall be in place to provide for such a cure. As used herein, the term "Permitted Conditions" means any environmental conditions on the Real Property that would (i) result in liabilities or obligations routinely incurred in connection with the ordinary operation of the business or (ii) adversely affect or reduce the value of the Real Property, in the case of clauses (i) and (ii) above, by no more that $10,000 in the aggregate. If neither of the conditions set forth in clauses (x) and (y) above can be met with respect to any tract of Real Property, Seller shall have the option to exclude such tract of Real Property from the Assets and the Purchase Price shall be reduced by the value of such excluded tract or tracts (as agreed to in good faith by Seller and Buyer).

(b) If all environmental conditions on the Liberty, Texas tract of Real Property (the "Liberty Property") have not been Remediated (as defined below) as of the Closing, Buyer shall have the right to withhold $25,000 from the Purchase Price. Buyer shall have no obligation to pay such amount to Seller until all environmental conditions on the Liberty Property are Remediated. Once the Liberty Property has been Remediated, Buyer will deliver to Seller the entire amount withheld by Buyer at the Closing without interest thereon. As used herein, the term "Remediated" means the receipt by Buyer of a Phase I on the Liberty Property which, in Buyer's reasonable judgment, demonstrates that, except for Permitted Conditions, no environmental conditions exist that would (i) result in any liability or obligation on the part of Buyer or (ii) materially adversely affect or reduce the value of the Liberty Property.

Section 8.09. Real Estate Matters. Buyer shall have obtained, at its sole expense, a commitment to issue an owner's title policy insuring that Buyer will own, upon the Closing, fee simple title to the Real Property subject to no exceptions other than those encumbrances reasonably acceptable to Buyer.

                                   ARTICLE IX

                       CONDITIONS TO SELLER'S OBLIGATIONS

Except as may be waived by Seller, the obligations of Seller under this Agreement are subject to the fulfillment, prior to or at the Closing, or, where specifically identified, the Vacuum Truck Closing, of each of the following conditions:

Section 9.01. Representations and Warranties. The representations and warranties made by Buyer in this Agreement shall have been true, correct and accurate in all material respects when made and shall be true, correct and accurate in all material respects at and as of the Closing, and the representations and warranties made by Buyer in Sections 5.01 and 5.02 of this Agreement shall be true, correct and accurate in all material respects at and as of the Vacuum Truck Closing.

Section 9.02. Performance. Buyer shall have performed and complied with in all material respects all covenants and conditions required by this Agreement to be performed or complied with prior to or at the Closing, and Buyer shall have performed and complied with in all material respects all covenants and conditions required by this Agreement to be performed or complied with prior to or at the Vacuum Truck Closing.

Section 9.03. Payment of Purchase Price. At the Closing, or in the case of the Vacuum Trucks, the Vacuum Truck Closing, Buyer shall have delivered to the parties referred to therein the amounts payable pursuant to and in the manner set forth in Article II of this Agreement.

Section 9.04. Officer's Certificate. Buyer shall deliver to Seller at the Closing a certificate, attesting to the truth, accuracy and correctness of such representations and warranties and to Buyer's compliance and conformity with such covenants and conditions, and Buyer shall deliver to Seller at the Vacuum Truck Closing a certificate, attesting to the truth, accuracy and correctness of the representations and warranties contained in Section 5.01 and 5.02 of this Agreement and to Buyer's compliance and conformity with such covenants and conditions.

Section 9.05. Opinion of Counsel. Seller shall have received an opinion, dated the Closing Date, from Jack D. Loftis, Jr., General Counsel of Buyer, in the form attached hereto as Schedule 9.05.

                                    ARTICLE X

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATIONS

Section 10.01. Survival of Representations. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall, notwithstanding any investigation made by or on behalf of the parties hereto, survive the Closing solely for purposes of this Article X and shall terminate at the close of business one year after the Closing Date; provided, however, that
(i) the representations and warranties contained in Section 4.07 shall survive the Closing and shall terminate at the close of business two years after the Closing Date, (ii) the representations and warranties contained in Sections 4.02, 4.12, 4.17 and 4.20 shall survive the Closing and shall terminate at the close of business four years after the Closing Date and (iii) the representations and warranties contained in Section 4.08 shall survive the Closing and shall terminate upon the expiration of the applicable statute of limitations period therefor.

Section 10.02. Agreement to Indemnify Buyer. Seller and Parent shall, jointly and severally indemnify, defend and hold harmless Buyer and any of its officers, directors, shareholders, affiliates, representatives or agents (the "Buyer Group") from and against all losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, incurred by Buyer, the Buyer Group or any member thereof, directly or indirectly, by reason of or resulting from (a) a breach or inaccuracy of any representation or warranty of Seller or Parent contained in or made pursuant to this Agreement;
(b) any failure to perform any covenant or obligation required to be performed by Seller or Parent under this Agreement; or (c) the Unassumed Obligations. Buyer agrees to give Seller prompt notice of any action or proceedings to which they or any of the Buyer Group believe they have a right of indemnification hereunder,  and  failure  to  give  such  notice  shall  be  a  breach  of  this
Section 10.02; provided, however, that the failure to provide notice promptly to Seller shall not release Seller from any liability that they may have to Buyer or the Buyer Group, except to the extent that the failure to give prompt notice materially prejudices Seller's ability to defend any such actions or proceedings. If any action or proceeding shall be brought against Buyer or the Buyer Group, and Seller shall be notified or otherwise learn of the commencement thereof, then Seller shall have the right to participate in, and, to the extent that it may wish, to assume the defense thereof, and after notice of its election to assume the defense thereof, Seller will not be liable to Buyer or the Buyer Group for any further legal or other expenses incurred by Buyer or the Buyer Group in connection with any such action or proceeding. Buyer may participate actively, at its expense, after notice of assumption of defense has been given by Seller, in any negotiations, lawsuit or other resolution of such claim. Buyer shall have the right to approve any out-of-court settlement if it would divest Buyer of any Asset or otherwise materially affect the WSB acquired by Buyer; provided that such approval shall not be unreasonably withheld.

Section 10.03. Agreement to Indemnify Seller. Buyer hereby agrees to indemnify, defend and hold harmless Seller and any of its respective officers, directors, shareholders or Affiliates (the "Seller Group") from and against all losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, incurred by Seller, the Seller Group or any member thereof, directly or indirectly, by reason of or resulting from (a) a breach or inaccuracy of any material representation or warranty of Buyer contained in or made pursuant to this Agreement; (b) any failure to perform any covenant or obligation required to be performed by Buyer under this Agreement; or (c) any claims or damages relating to the Assumed Obligations set forth in
Section 2.05. Seller agrees to give Buyer prompt notice of any action or proceeding to which it or any of the Seller Group believes they have a right of indemnification hereunder, and failure to give such notice shall be a breach of this Section 10.03; provided, however, that the failure to provide notice promptly to Buyer shall not release Buyer from any liability that Buyer may have to Seller or the Seller Group, except to the extent that the failure to give prompt notice materially prejudices Buyer's ability to defend any such actions or proceedings. If any action or proceeding shall be brought against Seller or the Seller Group, and Buyer shall be notified or otherwise learn of the commencement thereof, then Buyer shall have the right to participate in, and, to the extent that they may wish, to assume the defense thereof, and after notice of its election to assume the defense thereof, Buyer will not be liable to Seller or the Seller Group for any further legal or other expenses incurred by Seller or the Seller Group in connection with any such action or proceeding. Seller may participate actively, at its expense, after notice of assumption of defense has been given by Buyer, in any negotiations, lawsuit or other resolution of such claim.

Section 10.04. Additional Agreements Concerning Indemnification. Buyer and Seller and Parent agree that if either of them or the Buyer Group or the Seller Group, respectively, becomes entitled to indemnification under this Agreement (the "Indemnified Party"), they shall cooperate with the party obligated to provide such indemnification (the "Indemnifying Party") and permit the Indemnifying Party reasonable access to the Indemnified Party's books, records, facilities and employees for the purpose of permitting the Indemnifying Party to perform its obligations under this Article X.

Section 10.05. Minimum and Maximum Amounts. Notwithstanding anything to the contrary in Article X hereof, (i) the Indemnifying Party shall not be required to make any payment pursuant to the terms hereof or otherwise in connection with any claims, demands, actions, losses, expenses or other liability incurred by the Indemnifying Party in connection with or arising out of this Agreement ("Liabilities") until the aggregate amount of all Liabilities exceeds on a cumulative basis Three Hundred Thousand Dollars ($300,000) (and then only to the extent of the excess), and (ii) except as provided, in the following sentence, the maximum amount that an Indemnifying Party shall be required to pay to the Indemnified Party or anyone claiming by, through or under them, with respect to Liabilities, shall be One Million Five Hundred Thousand Dollars ($1,500,000) (the "Maximum Amount"). The limitations set forth in this Section 10.05 with respect to the Maximum Amount shall not apply (i) to Liabilities arising out of the breach of representations and warranties contained in Sections 4.02, 4.11, 4.12, 4.17, 4.20, 5.02 and 5.04, (ii) to Liabilities arising out of any matter subject to indemnification pursuant to clause (c) of Section 10.02 or clause (c) of Section 10.03 or (iii) to Liabilities arising out of the breach of the covenant contained in Section 11.04.

For purposes of the indemnification obligations set forth in this Section 10.05, all representations, warranties and covenants set forth in this Agreement shall be assumed to be free of qualifications with respect to materiality.

Section 10.06.  Exclusive Remedy.  Subsequent to Closing, the provisions of this
Article X shall provide the exclusive monetary, but not injunctive, remedy of the parties for any breach of this Agreement.

                                   ARTICLE XI

                      ADDITIONAL AGREEMENTS OF THE PARTIES

Section 11.01. Public Announcements. Buyer and Seller shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation.

Section 11.02. Employees.

(a) Buyer shall through one of its wholly owned subsidiaries employ (i) all employees of Seller who (A) have been engaged directly in the WSB (except for the operations relating to the Vacuum Trucks), including rig crews and supervisors and certain administrative personnel, (B) are listed on
     Schedule 4.15, (C) are in active service on the Closing Date and not on leave of absence for any health or non-health related reason or confined in any health care facility, and (D) pass a drug test and/or the physical exam, which, to the extent applicable, will be administered by Buyer or its subsidiaries prior to the Closing, other than those listed on Schedule
     11.02 (the"Transferred Employees") and (ii) all Vacuum Truck Employees who pass the drug test and/or the physical exam, which, to the extent applicable, will be administered by Buyer or its subsidiaries prior to the Closing, other than those listed on Schedule 11.02 (the "Vacuum Truck Transferred Employees"). Seller shall remain solely responsible for those employees that are listed on Schedule 11.02 and Buyer shall have no responsibility therefor, including responsibility for severance or other benefits for such employees. Seller shall provide eligible employees (and dependants thereof) with COBRA Coverage upon their termination of employment with Seller according to the applicable requirements of ERISA and the Code and any applicable state law. Seller will retain liability for all workers' compensation claims for work-related injuries occurring prior to the Closing Date, or, with respect to the Vacuum Truck Transferred Employees, the Vacuum Truck Closing Date.

(b) As soon as administratively practicable following the Closing Date, or, with respect to the Vacuum Truck Transferred Employees, the Vacuum Truck Closing Date, Seller shall cause to be transferred from the trustee of the Flint Companies Hourly Savings Plus Plan and from the trustee of the Flint Engineering & Construction Co. Savings Plus Plan (collectively, the "Seller Plan") to the trustee of the Key Energy Group, Inc. 401(k) Savings and Retirement Plan ("Buyer's 401(k) Plan") an amount in cash equal to the aggregate account balances of the Transferred Employees and the Vacuum Truck Transferred Employees who transfer to employment with Buyer under the Seller Plan determined as of the transfer date (which shall be a valuation date) in accordance with the methods of valuation as set forth in the Seller Plan; provided, however, that to the extent any Transferred Employee or any Vacuum Truck Transferred Employee owes any amount to the Seller Plan pursuant to the terms of a loan from such plan to such Transferred Employee or Vacuum Truck Transferred Employee, as the case may be, an in-kind transfer of such loan shall be made in lieu of the transfer of cash. From and after the date of such transfer, Buyer shall cause Buyer's 401(k) Plan to assume the obligations of the Seller Plan with respect to benefits accrued by the Transferred Employees and the Vacuum Truck Transferred Employees under the Seller Plan, and the Seller Plan shall cease to be responsible therefor. Buyer and Seller shall cooperate in making all appropriate arrangements and filings, if any, in connection with the transfer described above. Further, Buyer and Seller shall cooperate and take such actions as are necessary to permit the continuation of loan repayments by Transferred Employees and Vacuum Truck Transferred Employees to the Seller Plan by payroll deductions during the period beginning on the Closing Date, or in the case of the Vacuum Truck Transferred Employees, the Vacuum Truck Closing Date, and ending on the date of the transfer described in this Subsection. Seller represents, covenants and agrees with respect to the Seller Plan, and Buyer represents, covenants and agrees with respect to Buyer's 401(k) Plan, that, as of the date of the transfer described in this paragraph, such plan will satisfy the requirements of Sections 401(a), (k), and (m) of the Code. Buyer and Seller agree to enter into a "spin-off agreement" to record and effectuate the transfer of plan assets from the Seller Plan trust to Buyer's 401(k) Plan trust for the benefit of the Transferred Employees, the Vacuum Truck Transferred Employees and their respective beneficiaries.

(c) Effective as of the Closing, Buyer assumes, and Seller shall have no further responsibility for, any accrued but unused vacation liabilities that are set forth on Schedule 4.15 as of the Closing Date. Buyer agrees that employees of the WSB shall be entitled to use such vacation in accordance with the vacation policy currently in effect as of the Closing Date.

Section 11.03. Non-Solicitation. For a period of one year from the date of Closing, neither Seller nor any of its directors will directly or indirectly solicit, or attempt to solicit, for employment any Transferred Employee or any Vacuum Truck Transferred Employee.

Section 11.04. Covenant Not to Compete. Seller and Parent covenant and agree that, for a period of three years from the date of Closing (the "Noncompete Term"), neither they nor any of their subsidiaries will, directly or indirectly,
(i) engage in the WSB acquired by Buyer within the states of Utah, Texas, Oklahoma, Colorado, Kansas, North Dakota, New Mexico or Montana (the "Restricted Territory") or (ii) own any interest in any person, corporation, partnership, proprietorship or other business organization or association (whether as stockholder, agent, independent contractor, consultant, representative, partner, lender (other than through a passive, non-control investment in an entity that acts as a lender) or otherwise) which derives a substantial portion of its revenues from business operations which compete with the WSB acquired by Buyer. Notwithstanding anything to the contrary in this Agreement, Seller may (A) make passive investments of five percent (5%) or less in any outstanding equity securities of corporations whose equity securities are publicly traded and which compete with the WSB, (B) acquire outstanding equity securities of a corporation that competes in the WSB in the Restricted Territory whose equity securities are publicly traded in connection with the sale of the capital stock or substantially all of the assets of Servicios Petroleros Flint C.A., a Venezuelan corporation, the capital stock of which is owned by Flint Construction Company of South America, Inc., a majority shareholder of Parent; provided that such acquisition will not result in Seller (or a successor thereof) being a majority or controlling shareholder of such entity, or (C) maintain a passive, minority investment in an entity to be formed with SCF Partners, Inc. (the "SCF Entity") in conjunction with the sale of the remaining assets of Seller even in the case that the SCF Entity invests in an entity that competes in the WSB in the Restricted Territory; provided that no employee, officer or director of Seller or Parent (or successors thereof) may work for, render assistance or advice to, or participate in the management of the well servicing business of such entity, except for any work, assistance, advice or participation that may be rendered indirectly and solely as a result of such employee's, officer's or director's obligations or duties as a director of such entity.

In addition, Seller and Parent agree that for a period of three years from the Closing Date, they will not:

(a) request any present customers or suppliers of the WSB or any customers of Buyer or any affiliates of Buyer ("Buyer's Affiliates") to curtail or cancel their business with Buyer (or Buyer's Affiliates);

(b) disclose to any person, firm or corporation any trade, technical or technological secrets of or any details of the organization or business affairs of the WSB; or

(c) induce or actively attempt to influence any employee of Buyer (or Buyer's Affiliates) to terminate his or her employment.

Seller and Parent agree that if either the length of time or geographical area as set forth in this Section 11.04 is deemed too restrictive in any court proceeding, the court may reduce such restrictions to those which it deems reasonable under the circumstances. The obligations expressed in this Section
11.04 are in addition to any other obligations that Seller and Parent may have under the laws of any state requiring a corporation selling its assets (or a shareholder of such corporation) to limit its activities so that the goodwill and business relations being transferred with such assets will not be materially impaired. Seller and Parent further acknowledge that Buyer and Buyer's Affiliates do not have any adequate remedy at law for the breach or threatened breach by Seller or Parent of the covenants contained in this Section 11.04, and agree that Buyer may, in addition to the other remedies which may be available to it hereunder, file a suit in equity to enjoin Seller or Parent from such breach or threatened breach. If any provisions of this Section 11.04 are held to be invalid or against public policy, the remaining provisions of this Section
11.04 and the Agreement shall not be affected thereby. Seller and Parent acknowledge that the covenants set forth in this Section 11.04 are being executed and delivered by such party in consideration of (i) the covenants of Buyer contained in this Agreement, (ii) the Non-Compete Payment, and (iii) for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged.

                                   ARTICLE XII

                            TERMINATION OF AGREEMENT

Section 12.01. Termination.

This Agreement may be terminated at any time prior to the Closing:

(a)  by mutual agreement of Seller and Buyer;

(b) by Buyer, if notice has been given to Seller of the occurrence of a material violation or breach by Seller of any of its agreements, representations or warranties contained in this Agreement that has not been waived in writing; provided, however, that Seller shall, after receipt of such notice, have a period of twenty (20) business days in which to cure such default, and, if it is so cured, Buyer shall, for that reason, have no right to terminate this Agreement;

(c) by Seller, if notice has been given to Buyer of the occurrence of a material violation or breach by Buyer of any of its agreements, representations or warranties contained in this Agreement which has not been waived in writing; provided, however, that Buyer shall, after receipt of such notice, have a period of twenty (20) business days in which to cure such default, and, if it is so cured, Seller shall, for that reason, have no right to terminate this Agreement; or

(d) by any party hereto if the Closing shall not have occurred on or before November 1, 1998; provided, however, that any termination by a defaulting party shall not affect any rights that a non-defaulting party may have against such defaulting party.

Section 12.02. Effect of Termination. In the event of the termination of this Agreement by either party in accordance with the provisions of Section 12.01 hereof, this Agreement shall become void and have no force or effect, without any liability on the part of any party hereto (or its stockholders or controlling persons or directors or officers) and with each party bearing its own expenses as incurred; provided, however, that if such termination is the result of the non-terminating party having breached (i) its obligations under
Section 6.04 or 7.05 hereof, as applicable, or (ii) any of its other material representations, warranties, covenants or agreement contained herein, the terminating party shall have the right to issue all remedies available to it at law or in equity as a result of such breach (including reasonable attorney's fees and expenses incurred in connection with enforcing such remedies).

                                  ARTICLE XIII

                                  MISCELLANEOUS

Section 13.01. Interpretive Provisions. For purposes of this Agreement, the phrase "to the knowledge" and any other phrases generally referring to the knowledge of a party hereto, shall mean the actual knowledge of such party's officers or of such party's managerial and supervisory personnel having responsibility for the matters in question.

Section 13.02. Expenses. Except as otherwise expressly provided in this Agreement, each party hereto shall bear all of its legal, accounting and other costs and expenses incident to the negotiation of this Agreement and the performance of the transactions contemplated herein, including any fees paid to any governmental entity in connection with the obtaining of any consent required or contemplated by this Agreement.

Section 13.03. Reliance. The parties hereto agree that, notwithstanding the right of any party to this Agreement to investigate the affairs of any other party to this Agreement, the party having such right shall have the right to rely fully upon the representations and warranties of the other party expressly contained in the Agreement and on the accuracy of any exhibit or other document attached hereto or referred to herein or delivered by such other party or pursuant to this Agreement.

Section 13.04. Notices. All notices, consents, requests or other documents required or expressly provided to be furnished hereunder shall be in writing and delivered by hand, or sent by facsimile transmission, prepaid air courier or prepaid U.S. registered mail, return receipt requested, as follows:

                  If to Seller:             Flint Industries, Inc.
                                            P.O. Box 490
                                            Tulsa, Oklahoma 74101-0490
                                            Attn:    John R. Bates
                                            Fax:     918/584-6957

                  with a copy to:   Vinson & Elkins L.L.P.
                                            1001 Fannin Street, Suite 2300
                                            Houston, Texas  77002-6760
                                            Attn:    T. Mark Kelly
                                            Fax:     713/615-5531

                  and to:           Doerner, Saunders, Daniel & Anderson, L.L.P.
                                            320 South Boston, Suite 500
                                            Tulsa, Oklahoma 74103
                                            Attn: Lawrence T. Chambers, Jr.
                                            Fax:     918/591-5360

                  If to Buyer:              Key Energy Group, Inc.
                                            Two Tower Center, 20th Floor
                                            East Brunswick, New Jersey 08816
                                            Attn:    General Counsel
                                            Fax:     732/247-5148

provided that any notice furnished by facsimile shall be followed immediately with notice by delivery using one of the other means of notice provide for above. The addresses and facsimile numbers for notices to a party given pursuant to this Agreement may be changed by means of a written notice given to the other party in the manner stated above at least two business days prior to the effective date of such change. Any notice delivered by any of the means provided for above shall be considered effective upon receipt by or on behalf of the intended recipient; provided, however, that any notice sent by prepaid U.S. registered mail, return receipt requested, to the address provided for above shall be considered effective on the fifth day after mailing, if not previously received.

Section 13.05. Headings; References. The descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of the Agreement. All references to "Section" shall refer to a section of this Agreement and all references to a "Schedule" shall refer to a Schedule attached hereto unless otherwise stated.

Section 13.06. Entire Agreement. This Agreement (including the documents, schedules, attachments, exhibits, annexes and instruments referred to herein) constitutes the entire agreement between the parties and supersedes all prior agreements, documents or other instruments with respect to the matters covered hereby. The parties will make, and have made, no oral agreements or undertakings pertaining to the subject matter of this Agreement, except for any that are no longer in effect.

Section 13.07.  Waiver.  At any time  prior to the  Closing,  either  party  may
(a) extend the time for the performance of any of the obligations or other acts of the other party or (b) waive compliance with any of the agreements of the other party or with any conditions to its own obligations. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 13.08. Severability. If any provision of this Agreement is declared by a court of competent jurisdiction to be invalid or unenforceable, such declaration shall not affect the validity or enforceability of the remaining provisions of this Agreement, which shall continue in full force and effect. In such event, however, the parties shall negotiate in good faith to replace such invalid or unenforceable provision with a valid and enforceable provision that places each party in substantially the same position it would have been in had such original provision been valid and enforceable.

Section 13.09. Amendment. This Agreement (including the documents, schedules, attachments, exhibits, annexes and instruments referred to herein) may not be amended except by an instrument in writing signed by each of the parties.

Section 13.10. Further Actions. Each party shall execute and deliver such other certificates, agreements and other documents and take such other actions as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated by this Agreement.

Section 13.11. Assignment; Parties in Interest. The rights under this Agreement shall not be assignable nor the duties delegable by any party without the written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that Buyer may assign the rights to a subsidiary; provided, further, that such assignment shall not affect Buyer's obligations hereunder. This Agreement shall be binding upon and inure solely to the benefit of each of the parties hereto and their permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

Section 13.12. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OKLAHOMA, WITHOUT REGARD TO CONFLICT OF LAW RULES THAT WOULD DIRECT APPLICATION OF THE LAWS OF ANOTHER JURISDICTION, EXCEPT TO THE EXTENT THAT IT IS MANDATORY THAT THE LAW OF SOME OTHER JURISDICTION, WHEREIN THE ASSETS ARE LOCATED, SHALL APPLY, EXCLUDING THE CONFLICT OF LAWS RULES OF SUCH STATE.

Section 13.13. Specific Performance. Buyer and Seller each agree that, in addition to the other legal remedies provided by the terms of this Agreement, they shall be entitled to a decree of specific performance to enforce this Agreement.

Section 13.14. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument.


                  [remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by Buyer and Seller as of the date first above written.

BUYER:
KEY ENERGY GROUP, INC.



By
Name: Kenneth V. Huseman
Title: Executive Vice President
       and Chief Operating Officer


SELLER:
FLINT ENGINEERING &
CONSTRUCTION CO.



By
Name: Gary E. Whipple
Title: President


PARENT:
FLINT INDUSTRIES, INC.



By
Name: John R. Bates
Title: President